EXHIBIT 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces First Quarter 2010 Results

Performance Summary:

•                  Orders for first quarter 2010 were $57.5 million, up 75% compared to the prior year quarter

•                  Cash, net of current debt improved to $25.5 million, up $2.8 million from 2009 year-end

•                  $12.3 million order received from a China-based customer at start of second quarter 2010

ELMIRA, N.Y. — May 6, 2010 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced its first quarter 2010 financial results.

Hardinge reported net sales of $43.2 million for the first quarter of 2010, a decrease of 17% compared to $52.1 million for the first quarter 2009. First quarter orders of $57.5 million were up 75% compared with the prior year quarter and up 13% on a sequential quarter basis. This represents the fourth consecutive quarter of increased order volume.

For the first quarter of 2010, Hardinge reported a net loss of ($5.2) million, or ($0.45) per diluted and basic share, compared to a net loss of ($5.4) million, or ($0.47) per basic and diluted share for the same period of 2009.

“We are encouraged by the significant increase in first quarter orders, which reflect very strong demand and growth in Asia,” said Richard L. Simons, Hardinge’s President and Chief Executive Officer.  “Our globally-balanced operations and scale enable us to continue to take advantage of increased activity as it occurs around the world.  Furthermore, our comprehensive repositioning of the Company has provided increased cash flow generation and permanent cost reductions, as well as balance sheet strength.”

Cash from operations was $3.6 million in the first quarter. Cash balances were $28.3 million, and cash net of current debt was $25.5 million. Inventories increased by $5.9 million to support significant Asian order activity that are expected to ship in the second quarter.

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The following tables summarize orders and sales by geographical region for the quarter ended March 31, 2010 and 2009:

	Quarter Ended
Orders from	March 31,		%
Customers in:	2010	2009	Change
North America	$12,820	$12,439	3%
Europe	18,422	11,119	66%
Asia & Other	26,245	9,249	184%
	$57,487	$32,807	75%

	Quarter Ended
Sales from	March 31,		%
Customers in:	2010	2009	Change
North America	$11,550	$16,123	(28)%
Europe	12,418	24,287	(49)%
Asia & Other	19,202	11,704	64%
	$43,170	$52,114	(17)%

Total orders in the first quarter increased by $24.7 million, or 75%, to $57.5 million, compared to the same quarter of 2009. The increase was driven by overall strong market conditions in the Asia and Other market. European orders improved on a year over year basis, primarily due to increased activity in Turkey, Germany and Italy for specialized grinding machines.

Sales for the quarter declined $8.9 million, or 17%, compared to same quarter of 2009.  However, these sales were negatively impacted by temporary supply chain shortages for computer controls in addition to logistical delays in large turnkey orders that required customer run-offs, which led to approximately $3 million in deferred sales revenue. First quarter 2009 sales in Europe benefited from shipments out of the backlog of orders generated prior to the collapse of worldwide demand.

Gross profit for the first quarter was $8.9 million, a decrease of $5.1 million or 36% compared to the same quarter in 2009. The decrease was a direct result of reduced sales, continued market pricing pressures, and the impact of lower production volumes against fixed manufacturing expenses. Gross margin percentage was 20.7%, compared to 27.0% in the first quarter of 2009.

Selling, general and administrative (SG&A) expenses for the quarter decreased by $3.8 million to $14.4 million, or 21% compared to the same quarter last year.  2010 first quarter SG&A included charges of $0.9 million for professional services expenses related to Indústrias Romi S.A.’s unsolicited tender offer and $0.2 million related to Jones and Shipman acquisition costs while 2009 first quarter SG&A included severance related charges of $1.4 million. The SG&A reductions we have realized are a direct result of transformational changes to the Company’s business model as well as reductions in variable expenses given the lower sales levels.  Foreign currency translation had an unfavorable impact of approximately $0.6 million during the first quarter compared to the same quarter of 2009.

“Building on the significant order growth from the first quarter, we expect that order volume for the second quarter of 2010 will also show a strong increase compared to 2009. This expectation is bolstered by a $12.3 million order received in April from a China-based customer in the consumer electronics industry. We continue to expect that the Asian market demand will remain strong and drive our growth while the U.S. market demand will remain flat for most of 2010 and European market demand will be flat to down slightly for the year,” Mr. Simons said.

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Hardinge expects orders received during the second quarter to be between $60 million to $65 million, which includes the $12.3 million order in China. Revenue is expected to be between $57 and $60 million, a 15% increase over previous estimates, resulting in near breakeven EBITDA (earnings before interest, taxes and depreciation).

Dividend Declared

The Company announced that its Board of Directors has declared a cash dividend of $0.005 per share on the Company’s common stock.  The dividend is payable on June 10, 2010 to stockholders of record as of June 1, 2010.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time today to discuss first quarter 2010 results.  The call can be accessed live at 1-877-551-8082 and 904-520-5770 for calls originating outside the U.S and Canada, or via the internet at http://www.videonewswire.com/event.asp?id=68019.  A recording of the call can be accessed from the “Investor Relations” section of the Company’s website, www.hardinge.com, where it will be posted for one year.

A recording of the call can also be accessed approximately one hour after its completion by dialing 1-888-284-7564 or 904-596-3174 if calling from outside the U.S. & Canada, and entering the reference number: 2468101.  This telephone recording will be available through June 30, 2010.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 70% of the 2009 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.. The Company has manufacturing operations in the United States, Switzerland, Taiwan, and China. Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands Except Share and Per Share Data)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Cash and cash equivalents	$28,307	$24,632
Accounts receivable, net	30,380	39,936
Notes receivable, net	2,927	2,364
Inventories, net	101,646	97,266
Deferred income taxes	576	732
Prepaid expenses	10,591	9,375
Total current assets	174,427	174,305

Property, plant and equipment	142,491	144,635
Less accumulated depreciation	89,362	89,924
Net property, plant and equipment	53,129	54,711

Notes receivable, net	100	157
Deferred income taxes	451	446
Intangible assets	10,458	10,527
Pension assets	2,220	2,032
Other long-term assets	27	26
Total non-current assets	13,256	13,188
Total assets	$240,812	$242,204

Liabilities and shareholders’ equity
Accounts payable	$21,997	$16,285
Notes payable to bank	2,263	1,364
Accrued expenses	22,051	22,177
Accrued income taxes	1,360	1,535
Deferred income taxes	2,745	2,832
Current portion of long-term debt	567	563
Total current liabilities	50,983	44,756

Long-term debt	2,977	3,095
Accrued pension expense	21,677	22,082
Accrued postretirement benefits	2,416	2,472
Accrued income taxes	2,394	2,377
Deferred income taxes	4,048	4,030
Other liabilities	1,796	1,862
Total other liabilities	35,308	35,918

Common Stock - $0.01 par value	125	125
Additional paid-in capital	113,723	114,387
Retained earnings	53,859	59,103
Treasury shares – 862,203 shares at March 31, 2010 and 939,240 shares at December 31, 2009	(10,999)	(11,978)
Accumulated other comprehensive (loss)	(2,187)	(107)
Total shareholders’ equity	154,521	161,530
Total liabilities and shareholders’ equity	$240,812	$242,204

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Net sales	$43,170	$52,114
Cost of sales	34,230	38,063
Gross profit	8,940	14,051

Selling, general and administrative expenses	14,398	18,150
Other (income)	(201)	(189)
(Loss) from operations	(5,257)	(3,910)

Interest expense	110	1,232
Interest income	(35)	(46)
(Loss) before income taxes	(5,332)	(5,096)

Income tax expense	(146)	280
Net (loss)	$(5,186)	$(5,376)

Per share data:

Basic (loss) per share:	$(0.45)	$(0.47)

Diluted (loss) per share:	$(0.45)	$(0.47)

Cash dividends declared per share	$0.005	$0.01

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Operating activities
Net (loss)	$(5,186)	$(5,376)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	1,807	2,209
Provision for deferred income taxes	(8)	(282)
(Gain) on sale of assets	(273)	—
Debt issuance amortization	80	1,045
Unrealized intercompany foreign currency transaction loss (gain)	59	(386)
Changes in operating assets and liabilities:
Accounts receivable	9,152	19,716
Notes receivable	(504)	(240)
Inventories	(5,917)	994
Prepaids/other assets	(794)	2,077
Accounts payable	5,641	(3,906)
Accrued expenses	(346)	(5,998)
Accrued postretirement benefits	(149)	285
Net cash provided by operating activities	3,562	10,138

Investing activities
Capital expenditures	(657)	(906)
Proceeds from sale of asset	283	—
Net cash (used in) investing activities	(374)	(906)

Financing activities
Increase in short-term notes payable to bank	884	8,353
(Decrease) in long-term debt	(141)	(24,132)
Dividends paid	(58)	(115)
Debt issuance fees paid	(67)	(628)
Net cash provided by (used in) financing activities	618	(16,522)

Effect of exchange rate changes on cash	(131)	(457)
Net increase (decrease) in cash	3,675	(7,747)

Cash at beginning of period	24,632	18,430

Cash at end of period	$28,307	$10,683